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                                                                    Exhibit 5.01

                    [On the letterhead of Allen & Gledhill]

26 October 2004

Flextronics International Ltd.
2 Changi South Lane
Singapore 486123

Dear Sirs

REGISTRATION STATEMENT ON FORM S-8 OF FLEXTRONICS INTERNATIONAL LTD. (THE "COMPANY")

1. At your request, we have examined the Registration Statement on Form S-8 (excluding all Exhibits thereto) (the "REGISTRATION STATEMENT") to be filed by the Company with the Securities and Exchange Commission on or about 26 October 2004 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 ordinary shares of S$0.01 each in the capital of the Company ("ORDINARY SHARES") comprising an aggregate of:

    (a) such number of Ordinary Shares (the "OPTION SHARES") subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options granted under the Company's 2004 Award Plan for New Employees and Directors (the "2004 AWARD PLAN"); and

    (b) such number of Ordinary Shares (the "PERFORMANCE SHARES") subject to issuance by the Company as bonus share awards pursuant to such terms and conditions as may be determined by the Board of Directors of the Company, or as the case may be, the independent compensation committee pursuant to the 2004 Award Plan,

    (the Option Shares and the Performance Shares to be collectively defined as the "REGISTRATION SHARES".)

2. As your Singapore counsel, we have examined the proceedings taken by the Company in connection with:-

    (a)  the adoption of the 2004 Award Plan; and

    (b) the procedures for the allotment and issuance of new Ordinary Shares arising from the exercise of the subscription rights represented by outstanding share options granted under the 2004 Award Plan (as set out in the resolutions passed by the Board of
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          Directors of the Company on 25 October 2004) (the "COMPANY'S ALLOTMENT
          PROCEDURES").

3. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

4.   We have assumed that:-

     (a) the subscription price payable to the Company for each Option Share issued pursuant to any exercise of any share option granted under the 2004 Award Plan is not less than the nominal or par value of the Option Share;

     (b) the subscription price payable to the Company for each Performance Share issued pursuant to the 2004 Award Plan is not less than the nominal or par value of the Performance Share;

     (c) the total issued and paid-up share capital of the Company consequent upon the issue of the Option Shares, or as the case may be, Performance Shares from time to time will not exceed the authorised share capital of the Company at any time;

     (d) there shall be subsisting a valid authority given to the Board of Directors of the Company pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Registration Shares at the time of the issue of the Registration Shares;

     (e) the Board of Directors of the Company shall before the issue of the Option Shares resolve to approve the allotment and issue by the Company of the Option Shares in accordance with the terms of the 2004 Award Plan upon the exercise of the subscription rights represented by the outstanding share options; and

     (f) the Board of Directors of the Company shall before the issue of the Performance Shares, resolve to approve the allotment and issue by the Company of the Performance Shares in accordance with the terms of the 2004 Award Plan.

5. Based upon and subject to the foregoing and subject to any matters not disclosed to us, we are of the opinion that:

     (a) the Option Shares allotted and issued by the Company (i) upon the exercise of the subscription rights represented by outstanding share options granted under the 2004 Award Plan in accordance with its terms against full payment of the applicable exercise price, (ii) pursuant to the Company's Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Option Shares, will be legally issued, fully-paid and non-assessable; and

     (b) the Performance Shares allotted and issued by the Company (i) in accordance with the terms of the 2004 Award Plan against full payment of the nominal or par value of each Performance Share so allotted and issued, and (iii) represented by share certificates
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          issued by the Company in respect of such Performance Shares, will be legally issued, fully-paid and non-assessable.

6. For the purposes of this opinion we have assumed that the term "non-assessable" in relation to the Registration Shares to be issued means under Singapore law that holders of such Registration Shares, having fully paid up all amounts due on such Registration Shares as to nominal amount and (if applicable) premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Registration Shares.

7. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Allen & Gledhill